Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Informatica Inc. of our reports dated June 24, 2021, with respect to the financial statement of Informatica Inc. and the consolidated financial statements of Ithacalux Topco S.C.A. included in the Registration Statement (Form S-1 No. 333-259963) as amended and related Prospectus of Informatica Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 27, 2021